Exhibit 23.1

Hunter, Taubman Weiss

17 State Street, Suite 2000

New York, New York 10004

(212) 732-7184 Fax: (212) 202-6380

E-mail: SWeiss@htwlaw.com

February 14, 2012

Radient Pharmaceuticals Corporation

2492 Walnut Avenue, Suite 100

Tustin, California 92780-7039

Ladies and Gentlemen:

We have acted as counsel to Radient Pharmaceuticals Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act"), the Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 (the "Registration Statement"), relating to the proposed registration of 16,000,000 shares of the Company's common stock (the "Common Stock").

In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the Common Stock to be offered by the selling shareholders, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the Delaware corporate law and the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any other matters relating to the Company or the Common Stock.

We consent to the use of this letter as an Exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” included in the Prospectus forming a part of the Registration Statement.

Sincerely,

Hunter, Taubman Weiss

By:	/s/ Stephen Weiss
Stephen Weiss,
Partner